Exhibit 23

Tomkinson Teal Chartered Accountants Hanover Court 5 Queen Street Lichfield Staffs WS13 6QD Tel (01543) 255612 Fax (01543) 415461 E-Mail enquiries@tomkinsonteal.co.uk

Our ref: KJT/SDS//2788

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM

We consent to the use of our report dated 21 January 2008, in this current report on Amendment 4 to Form 8-K of Advanced ID Corporation.

Tomkinson Teal Hanover Court 5 Queen Street Lichfield
Staffordshire WS13 6QD

16 July 2008

Derek W Tomkinson FCA Kelvin J Teal FCA
Registered to carry on audit work and regulated for a range of investment business activities by the
Institute of Chartered Accountants in England and Wales